Exhibit 99.1

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE: July 25, 2007

FOR RELEASE: Immediate
KENNAMETAL ANNOUNCES FOURTH QUARTER AND
FULL YEAR RESULTS FOR FISCAL 2007
- Quarter earnings per diluted share (EPS) of $1.57
- Second consecutive quarter of record adjusted EPS
- Record quarter sales
- Fiscal 2007 reported EPS of $4.44; adjusted EPS of $4.56
- Record fiscal year sales and adjusted EPS
LATROBE, Pa., July 25, 2007 — Kennametal Inc. (NYSE: KMT) today reported fiscal 2007 fourth quarter EPS of $1.57. This represents a decrease of 62 percent from the prior year quarter reported EPS of $4.11, and a 26 percent increase compared with prior year adjusted EPS of $1.25. Prior year quarter EPS special items totaled $2.86 per share and related primarily to the gain on the sale of J&L Industrial Supply (J&L) of $3.31 per share.
Fiscal 2007 reported EPS decreased 31 percent to $4.44, compared with prior year reported EPS of $6.48. Fiscal 2007 adjusted EPS were $4.56, compared with prior year adjusted EPS of $3.95, an increase of 15 percent.
Carlos M. Cardoso, Kennametal’s President and Chief Executive Officer said, “Once again, we demonstrated our ability to deliver solid sales growth and strong performance in EBIT margin, EPS and ROIC. During fiscal year 2007, we completed five acquisitions: Sintec, Camco, Federal Signal’s cutting tool business, International Specialty Alloys and Kenci. We have strategically redeployed our cash to acquire businesses that both complement our existing portfolio and offer additional opportunities for sales growth and margin expansion.”

Cardoso added, “We attribute our successes to the strength of our operations, as well as to our proven strategy of balancing our business mix, geographic presence and end markets. As always, we continue to implement our strategy under the disciplines of the Kennametal Value Business System, our management operating system that serves as the foundation of our company. As we move forward, we will further capitalize on our strengths and opportunities to drive our operating and financial performance to even higher levels.”
Reconciliation of all non-GAAP financial measures is set forth in the attached tables.
Highlights of Fiscal 2007 Fourth Quarter
•	Sales for the quarter were $657 million, compared with $612 million in the same quarter last year. Sales grew 6 percent on an organic basis and also benefited 3 percent from favorable foreign currency effects. This growth was partially offset by the net impact of acquisitions and divestitures of 2 percent, primarily the divestiture of J&L, which was completed on May 31, 2006. J&L contributed sales of $47 million in the June quarter last year.

•	Income from continuing operations was $62 million, compared with $176 million in the prior year quarter, a decrease of 65 percent due primarily to the prior year gain on the sale of J&L. Excluding special items from the previous year, income from continuing operations grew 29 percent over the prior year quarter. The current year quarter results benefited from organic sales growth, a reduction in operating expenses and lower securitization fees. Amortization expense increased primarily as a result of recent acquisitions.

•	The effective tax rate for the June quarter was 27 percent, compared with 41 percent in the prior year quarter. The current year rate benefited from increased earnings from the company’s pan-European business strategy, while certain special items unfavorably impacted the prior year rate.

•	Reported EPS decreased 62 percent to $1.57, compared with prior year quarter reported EPS of $4.11. Reported EPS increased 26 percent, compared with prior year quarter adjusted EPS of $1.25. A reconciliation follows:

Earnings Per Diluted Share Reconciliation

Fourth Quarter FY 2007		Fourth Quarter FY 2006

Reported EPS	$1.57	Reported EPS	$4.11
No special items		Gain on sale of J&L and transaction-related charges	(3.24)
		Loss on sale of Electronics	0.39
		Tax impact of cash repatriation under AJCA	0.28
		CPG goodwill impairment and transaction-related charges, net of tax benefit	(0.06)
		Loss on sale of Presto	0.04
		Favorable resolution of tax contingencies	(0.27)
	$1.57	Adjusted EPS	$1.25

•	Cash flow from operating activities grew to $199 million in fiscal 2007, compared with $19 million in the prior year. Free operating cash flow (FOCF) was an inflow of $110 million for fiscal 2007, compared with an outflow of $58 million in the prior year. Included in the current year FOCF were first quarter income tax payments of $86 million, primarily related to the gain on the sale of J&L and cash repatriated in 2006 under the American Jobs Creation Act. FOCF in the prior year included $110 million of repayments related to the company’s accounts receivable securitization program and $73 million of pension funding. Adjusted FOCF, excluding the effects of these items, increased 58 percent to $197 million, compared with $125 million in fiscal 2006.

•	Adjusted return on invested capital (ROIC) was 11.3 percent, compared with 11.4 percent in the prior year.

•	Kennametal acquired Purity Metal Holdings, Inc. and its wholly owned subsidiary, International Specialty Alloys, Inc. (ISA). ISA manufactures high-purity specialty metal products for the aerospace, defense and specialty alloy industries, and enhances the company’s advanced materials segment.

•	Kennametal also acquired the remaining ownership interest in its Spanish affiliate, Kenci, S.A., which is the company’s sales and service company operating in Spain and Portugal. This acquisition adds to Kennametal’s metalworking segment.

Highlights of Fiscal 2007
•	Sales were $2.4 billion, compared with $2.3 billion in the prior year period. Sales grew 6 percent on an organic basis and 3 percent due to favorable foreign currency effects. This growth was partially offset by the net impact of acquisitions and divestitures of 7 percent, primarily the J&L divestiture. J&L contributed sales of $251 million in the prior year.

•	Income from continuing operations was $177 million, compared with $272 million in the prior year, a decrease of 35 percent due primarily to the prior year gain on the sale of J&L. Excluding special items in both periods, income from continuing operations increased 16 percent compared with the prior year. The current year results benefited from organic sales growth and a reduction in operating expenses. Amortization expense increased due primarily to recent acquisitions. Additionally, the current year results benefited from lower interest expense and lower securitization fees.

•	The effective tax rate was 28 percent, compared with the prior year rate of 39 percent. The current year rate benefited from increased earnings from the company’s pan-European business strategy, as well as the extension of the research, development and experimental tax credit. In addition, certain special items unfavorably impacted the prior year rate.

•	Reported EPS of $4.44 decreased 31 percent compared with prior year reported EPS of $6.48. Adjusted EPS of $4.56 increased 15 percent compared with prior year adjusted EPS of $3.95. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

Year ended June 30, 2007		Year ended June 30, 2006

Reported EPS	$4.44	Reported EPS	$6.48
Electronics impairment and divestiture-related charges	0.08	Gain on sale of J&L and transaction-related charges	(3.24)
Loss on divestiture of CPG and transaction-related charges	0.01	Loss on sale of Electronics	0.39
Adjustment on J&L divestiture and transaction-related charges	0.03	Tax impact of cash repatriation under AJCA	0.28
		CPG goodwill impairment and transaction-related charges, net of tax benefit	0.07
		Loss on sale of Presto	0.24
		Favorable resolution of tax contingencies	(0.27)
Adjusted EPS	$4.56	Adjusted EPS	$3.95

•	Kennametal expanded its advanced materials segment with the acquisitions of the Sintec Group, which manufactures ceramic engineered components used in the aerospace, general engineering, metallizing and medical markets; the Camco Group, which manufactures specialized saw tips and supplies for the forestry and woodworking industry; and Purity Metal Holdings, Inc. and its wholly-owned subsidiary, ISA.

•	Kennametal also added to its metalworking segment with the acquisitions of Federal Signal Corporation’s cutting tool business, which produces, markets and services super hard polycrystalline diamond and cubic boron nitride cutting tools, tool holding systems and certain specialized turning tools; and the remaining ownership interest in the company’s Spanish affiliate, Kenci, S.A.
Business Segment Highlights for the Fiscal 2007 Fourth Quarter
Metalworking Solutions & Services Group (MSSG) continued to deliver top-line growth in the June quarter, led by year-over-year expansion in the distribution, aerospace and machine tool markets, and the effects of acquisitions. The European market continued to be favorable. Asia Pacific and India delivered strong growth, while the North American market declined slightly.
In the June quarter, MSSG sales were higher by 15 percent as a result of 5 percent organic growth, 6 percent net impact of acquisitions and divestiture and 4 percent favorable foreign currency effects. Europe sales increased 9 percent. Asia Pacific and India sales grew by 31 percent and 8 percent, respectively. North America sales decreased by 2 percent.
MSSG operating income increased by 17 percent, and the operating margin increased over the same quarter last year. The current quarter results benefited from top-line growth and ongoing cost containment. The prior year quarter results included a loss on the sale of Presto of $1 million.
Advanced Materials Solutions Group (AMSG) also continued to deliver top-line growth in the June quarter, driven by favorable international market conditions and the effects of acquisitions. Strong growth in the energy and mining markets continued to contribute to AMSG’s results.
AMSG sales grew 18 percent as a result of 8 percent organic growth, 9 percent impact of acquisitions and 1 percent favorable foreign currency effects. Energy product sales were up 17 percent, mining and construction product sales were higher by 4 percent, and engineered product sales increased 1 percent.

AMSG operating income was up 11 percent driven by top-line growth while the operating margin was lower than the prior year due primarily to higher raw material costs in the current quarter.
Outlook
Worldwide market conditions support Kennametal’s expectations of continued top-line growth during fiscal 2008. Based on global economic indicators, the company believes that the moderation in the North American market will continue to persist in the near term. The company also believes that the European market will continue to be favorable, and that business conditions will continue to be robust in developing economies. While there remain some uncertainties and risks related to the macro-economic environment, fundamental drivers for global demand appear to be stable.
The company anticipates that many of its end markets will continue to operate at favorable levels for the fiscal year, with moderating growth rates for some regions and market sectors.
Kennametal expects sales growth in the range of 8 to 10 percent for fiscal 2008, continuing the trend of consistently outpacing worldwide industrial production rates by two to three times.
The company expects fiscal 2008 EPS to be in the range of $5.30 to $5.50, excluding the effect of a non-cash tax charge that will be recorded in the September quarter of fiscal 2008. This charge is estimated to be in the range of $5 million to $6 million, or $0.12 to $0.15 per share, to reflect the impact of a German tax reform bill enacted on July 6, 2007. The fiscal 2008 guidance midpoint represents 18 percent growth, compared with fiscal 2007 adjusted EPS. Consistent with historical seasonal patterns, the company expects approximately 65 percent of the forecasted EPS to be realized in the second half.
In the first quarter of fiscal 2008, Kennametal expects sales growth to be in the range of 9 to 10 percent, and EPS to be in the range of $0.95 to $1.00, excluding the effect of the non-cash tax charge related to the recently enacted German tax reform bill.
Kennametal anticipates cash flow from operating activities of approximately $275 million to $285 million for fiscal 2008. Based on anticipated capital expenditures of $140 million, the company expects to generate between $135 million to $145 million of FOCF for fiscal 2008.

Dividend Declared
Kennametal announced today that its Board of Directors declared a regular quarterly cash dividend of $0.21 per share. The dividend is payable August 22, 2007 to shareowners of record as of the close of business on August 7, 2007.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
Fourth quarter and full year results for fiscal 2007 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, click “Corporate,” and then “Investor Relations.” The replay of this event will also be available on the company’s website through August 22, 2007.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. These statements are likely to relate to, among other things, our strategy, goals, plans and projections regarding our financial position, results of operations, market position, and product development, all of which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in future periods. It is not possible to predict or identify all factors; however, they may include the following: global and regional economic conditions; energy costs; risks associated with the availability and costs of raw materials; commodity prices; risks associated with integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; risks relating to business divestitures; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments or instability; future terrorist attacks or acts of war; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans, cost-reduction initiatives and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We provide additional information about many of the specific risks our Company faces in the “Risk Factors” Section of our Annual Report on Form 10-K, as well as in our other securities filings. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.4 billion annually of Kennametal products and services — delivered by our 13,500 talented employees in over 60 countries — with approximately 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-E]
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FINANCIAL HIGHLIGHTS
Consolidated Statements of Income (Unaudited):

	Three Months Ended		Year Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2007	2006	2007	2006

Sales	$657,477	$612,167	$2,385,493	$2,329,628
Cost of goods sold [a]	421,934	388,133	1,543,931	1,497,462

Gross profit	235,543	224,034	841,562	832,166

Operating expense	142,328	146,316	554,634	579,907
Asset impairment charge	—	—	5,970	—
(Gain) loss on divestitures	—	(230,578)	1,686	(229,886)
Amortization of intangibles	4,149	1,428	9,852	5,626

Operating income	89,066	306,868	269,420	476,519

Interest expense	7,513	7,478	29,141	31,019
Other income, net	(3,783)	(307)	(9,217)	(2,219)

Income from continuing operations before income taxes and minority interest	85,336	299,697	249,496	447,719

Provision for income taxes	23,014	123,536	70,469	172,902

Minority interest expense	229	525	2,185	2,566

Income from continuing operations	62,093	175,636	176,842	272,251

Loss from discontinued operations [b]	—	(11,440)	(2,599)	(15,968)

Net income	$62,093	$164,196	$174,243	$256,283

Basic earnings (loss) per share:
Continuing operations	$1.61	$4.52	$4.61	$7.08
Discontinued operations [b]	—	(0.30)	(0.07)	(0.41)

	$1.61	$4.22	$4.54	$6.67

Diluted earnings (loss) per share:
Continuing operations	$1.57	$4.40	$4.50	$6.88
Discontinued operations [b]	—	(0.29)	(0.06)	(0.40)

	$1.57	$4.11	$4.44	$6.48

Dividends per share	$0.21	$0.19	$0.82	$0.76
Basic weighted average shares outstanding	38,618	38,888	38,394	38,432
Diluted weighted average shares outstanding	39,489	39,923	39,273	39,551

[a]	For the three months ended June 30, 2006, cost of goods sold includes a benefit of $1,961 from the divestitures of J&L and Presto.

For the year ended June 30, 2006, cost of goods sold includes a charge of $7,329 related to the divestiture of Presto.

[b]	Loss from discontinued operations reflects divested results of Electronics — AMSG and CPG — MSSG.
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FINANCIAL HIGHLIGHTS (Continued)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited):

	June 30,	June 30,
(in thousands)	2007	2006

ASSETS
Cash and cash equivalents	$50,433	$233,976
Accounts receivable, net	466,690	386,714
Inventories	403,613	334,949
Current assets of discontinued operations held for sale	—	24,280
Other current assets	95,766	106,938

Total current assets	1,016,502	1,086,857
Property, plant and equipment, net	614,019	530,379
Goodwill and intangible assets, net	834,290	618,423
Assets of discontinued operations held for sale	—	11,285
Other assets	139,111	188,328

Total	$2,603,922	$2,435,272

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$5,430	$2,214
Accounts payable	189,301	124,907
Current liabilities of discontinued operations held for sale	—	3,065
Other current liabilities	290,201	332,013

Total current liabilities	484,932	462,199
Long-term debt and capital leases	361,399	409,508
Other liabilities	255,500	253,574

Total liabilities	1,101,831	1,125,281

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	17,624	14,626
SHAREOWNERS’ EQUITY	1,484,467	1,295,365

Total	$2,603,922	$2,435,272

SEGMENT DATA (Unaudited):

	Three Months Ended		Year Ended
(in thousands)	June 30,		June 30,
	2007	2006	2007	2006

Outside Sales:
Metalworking Solutions and Services Group	$430,630	$373,839	$1,577,234	$1,401,777
Advanced Materials Solutions Group	226,847	191,758	808,259	676,556
J&L Industrial Supply	—	46,570	—	251,295

Total outside sales	$657,477	$612,167	$2,385,493	$2,329,628

Sales By Geographic Region:
United States	$306,848	$322,903	$1,134,752	$1,239,449
International	350,629	289,264	1,250,741	1,090,179

Total sales by geographic region	$657,477	$612,167	$2,385,493	$2,329,628

Operating Income (Loss):
Metalworking Solutions and Services Group	$69,729	$59,390	$221,387	$197,525
Advanced Materials Solutions Group	37,974	34,061	131,323	121,058
J&L Industrial Supply	—	238,284	—	260,894
Corporate and eliminations [c]	(18,637)	(24,867)	(83,290)	(102,958)

Total operating income	$89,066	$306,868	$269,420	$476,519

[c]	Includes corporate functional shared services and intercompany eliminations.
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FINANCIAL HIGHLIGHTS (Continued)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables also include, where appropriate, a reconciliation of gross profit, operating expense, operating income, income from continuing operations, net income and diluted earnings per share (which are GAAP financial measures), in each case excluding special items, as well as adjusted free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that the investor should have available the same information that management uses to assess operating performance, determine compensation, and assess the capital structure of the Company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
There were no special items for the three months ended June 30, 2007.
RECONCILIATION TO GAAP — THREE MONTHS ENDED JUNE 30, 2006 (Unaudited)

				Income from
		Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Gross Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$224,034	$146,316	$306,868	$175,636	$164,196	$4.11
Gain on sale of J&L	(1,935)	—	(233,949)	(132,009)	(132,009)	(3.31)
J&L transaction-related charges	—	(4,510)	4,510	2,796	2,796	0.07
Loss on divestiture of Electronics	—	—	—	—	15,366	0.39
Tax impact of cash repatriation under AJCA	—	—	—	11,176	11,176	0.28
CPG goodwill impairment and transaction-related charges	—	—	—	—	(2,192)	(0.06)
Loss on sale of Presto	(26)	—	1,410	1,410	1,410	0.04
Favorable resolution of tax contingencies	—	—	—	(10,873)	(10,873)	(0.27)

2006 Results, excl. special items	$222,073	$141,806	$78,839	$48,136	$49,870	$1.25

RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2007 (Unaudited)

				Income from
		Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Gross Profit	Expense	Income	Operations	Income	EPS

2007 Reported Results	$841,562	$554,634	$269,420	$176,842	$174,243	$4.44
Electronics impairment and divestiture-related charges	—	—	—	—	3,213	0.08
Loss on sale of CPG and transaction-related charges	—	—	—	—	368	0.01
Adjustment on J&L divestiture and transaction-related charges	—	(333)	2,019	1,252	1,252	0.03

2007 Results, excl. special items	$841,562	$554,301	$271,439	$178,094	$179,076	$4.56

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FINANCIAL HIGHLIGHTS (Continued)
RECONCILIATION TO GAAP — YEAR ENDED JUNE 30, 2006 (Unaudited)

				Income from
		Operating	Operating	Continuing	Net	Diluted
(in thousands, except per share amounts)	Gross Profit	Expense	Income	Operations	Income	EPS

2006 Reported Results	$832,166	$579,907	$476,519	$272,251	$256,283	$6.48
Gain on sale of J&L	(1,935)	—	(233,949)	(132,001)	(132,001)	(3.34)
J&L transaction-related charges	—	(6,381)	6,381	3,956	3,956	0.10
Loss on divestiture of Electronics	—	—	—	—	15,366	0.39
Tax impact of cash repatriation under AJCA	—	—	—	11,176	11,176	0.28
CPG goodwill impairment and transaction-related charges	—	—	—	—	2,838	0.07
Loss on sale of Presto	7,329	—	9,457	9,457	9,457	0.24
Favorable resolution of tax contingencies	—	—	—	(10,873)	(10,873)	(0.27)

2006 Results, excl. special items	$837,560	$573,526	$258,408	$153,966	$156,202	$3.95

RECONCILIATION OF ADJUSTED FREE OPERATING CASH FLOW (Unaudited):

	Year Ended
	June 30,
(in thousands)	2007	2006

Net cash flow provided by operating activities	$199,006	$19,053
Purchases of property, plant and equipment	(92,001)	(79,593)
Proceeds from disposals of property, plant and equipment	3,455	2,961

Free operating cash flow	110,460	(57,579)
Adjustments:
Repayments of accounts receivable securitization program	—	109,786
Pension funding	—	72,956
Income taxes paid (refunded) during first quarter	86,236	(572)

Adjusted free operating cash flow	$196,696	$124,591

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
June 30, 2007 (in thousands, except percents)

Invested Capital	6/30/2007	3/31/2007	12/31/2006	9/30/2006	6/30/2006	Average

Debt	$366,829	$371,521	$376,472	$409,592	$411,722	$387,227
Minority interest	17,624	16,896	15,807	15,177	14,626	16,026
Shareowners’ equity	1,484,467	1,431,235	1,369,748	1,319,599	1,295,365	1,380,083

Total	$1,868,920	$1,819,652	$1,762,027	$1,744,368	$1,721,713	$1,783,336

	Three Months Ended
Interest Expense	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Total

Interest expense	$7,513	$6,915	$7,286	$7,427	$29,141
Securitization fees	5	5	6	22	38

Total interest expense	$7,518	$6,920	$7,292	$7,449	$29,179

Income tax benefit					8,258

Total interest expense, net of tax					$20,921

Total Income	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Total

Net Income, as reported	$62,093	$51,738	$30,051	$30,361	$174,243
Adjustment on J&L divestiture and transaction- related charges	—	—	—	1,252	1,252
Electronics impairment and transaction-related charges	—	—	3,213	—	3,213
Loss on sale of CPG and transaction-related charges	—	—	—	368	368
Minority interest expense	229	757	642	557	2,185

Total Income, excluding special items	$62,322	$52,495	$33,906	$32,538	$181,261

Total interest expense, net of tax					20,921

					$202,182
Average invested capital					$1,783,336

Adjusted Return on Invested Capital					11.3%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported	$174,243
Total interest expense, net of tax	20,921

$195,164

Average invested capital	$1,783,336

Return on Invested Capital	10.9%

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FINANCIAL HIGHLIGHTS (Continued)
RETURN ON INVESTED CAPITAL (Unaudited):
June 30, 2006 (in thousands, except percents)

Invested Capital	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	Average

Debt	$411,722	$365,906	$410,045	$415,250	$437,374	$408,060
Accounts receivable securitized	—	106,106	100,295	100,445	109,786	83,326
Minority interest	14,626	18,054	16,918	18,117	17,460	17,035
Shareowners’ equity	1,295,365	1,115,110	1,045,974	1,009,394	972,862	1,087,741

	$1,721,713	$1,605,176	$1,573,232	$1,543,206	$1,537,482	$1,596,162

	Three Months Ended
Interest Expense	6/30/2006	3/31/2006	12/31/2005	9/30/2005	Total

Interest expense	$7,478	$7,728	$7,984	$7,829	$31,019
Securitization fees	1,288	1,241	1,170	1,065	4,764

Total interest expense	$8,766	$8,969	$9,154	$8,894	$35,783

Income tax benefit					13,311

Total interest expense, net of tax					$22,472

Total Income	6/30/2006	3/31/2006	12/31/2005	9/30/2005	Total

Net income, as reported	$164,196	$32,903	$31,087	$28,097	$256,283
Gain on sale of J&L	(132,001)	—	—	—	(132,001)
J&L transaction-related charges	2,796	1,160	—	—	3,956
Loss on divestiture of Electronics	15,366	—	—	—	15,366
Tax impact of cash repatriation under AJCA	11,176	—	—	—	11,176
CPG goodwill impairment and transaction-related charges	(2,192)	5,030	—	—	2,838
Loss on sale of Presto	1,410	8,047	—	—	9,457
Favorable resolution of tax contingencies	(10,873)	—	—	—	(10,873)
Minority interest expense	525	782	511	748	2,566

Total income, excluding special items	$50,403	$47,922	$31,598	$28,845	$158,768

Total interest expense, net of tax					22,472

					$181,240
Average invested capital					$1,596,162

Adjusted Return on Invested Capital					11.4%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported	$256,283
Total interest expense, net of tax	22,472

$278,755

Average invested capital	$1,596,162

Return on Invested Capital	17.5%

-end-